Exhibit 10.14

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement (as defined below), dated as of June 6th, 2019, is entered into by and between Maju Abraham (“Employee”) and Insurance Auto Auctions, Inc., together with its subsidiaries (collectively, the “Company”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement  (as defined below).

WHEREAS, Employee and the Company are party to an employment agreement dated as of October 15, 2015 (the “Employment Agreement”); and

WHEREAS, the parties to the Employment Agreement wish to amend the Employment Agreement to make certain administrative and regulatory changes.

NOW, THEREFORE, in consideration for the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, and expressly intending to be legally bound, thereby and hereby, the parties agree as follows:

1.          A new paragraph shall be added to the end of Article 3 (General Provisions), which shall read in its entirety as follows:

Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained in this Agreement to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained in this Agreement to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Employee and the Company during the six (6) month period immediately following Employee separation from service shall instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, Employee’s date of death). The Company shall not accelerate any payments hereunder (including under the third sentence of Section 3(d)(i) hereof) to the extent such acceleration would result in accelerated taxation and/or tax penalties under Section 409A. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.

2.          Except as otherwise expressly provide herein, all of the terms and provisions of the Employment Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties or obligations of any party to the Agreement.

3.          This Amendment may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, or caused this Amendment to be duly executed on their behalf, as of the day and year first above written.

INSURANCE AUTO AUCTIONS, INC.

By:	/s/ John Kett
Printed:	John Kett
Title:	CEO

EMPLOYEE

/s/ Maju Abraham
Maju Abraham